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                                                                     Exhibit 2.2


                            SHARES PURCHASE AGREEMENT

     This SHARES PURCHASE AGREEMENT is dated as of April 14, 2000 (the "Agreement")

                                     BETWEEN

     PETRINI S.P.A. a company organized under the laws of Italy, having its registered office in Bastia Umbria, Perugia (Italy), at Via IV Novembre 2/A, represented herein by Mr. Carlo Petrini (hereinafter, "Petrini" or the "Purchaser");

                                       AND

     STARFOOD ITALIA S.R.L., a company organized under the laws of Italy, having its registered office in Mondovi, Cuneo (Italy), at Via Cuneo 23, represented herein by its sole director Mr. Dino Gazzola (hereinafter "Starfood Italia" or the "Seller");

                                       AND

     DINO GAZZOLA, an Italian citizen, born in Mondovi on April 3, 1959 and domiciled for the purpose of this Agreement in Cuneo, Corso Garibaldi 4, (hereinafter "Dino Gazzola" or the "Guarantor")

     (hereinafter collectively referred to as the "Parties" and, each, a "Party").

                                     WHEREAS

- Pastificio Gazzola S.p.A. (hereinafter "Pastificio Gazzola") is a company engaged in the Pasta business, incorporated and existing under the laws of Italy, with its registered office at Via Cuneo, 25, Mondovi, Cuneo (Italy), registered at the Enterprise Register of Cuneo under No. 851/130, Fiscal Code No. 00184490043 and having a corporate capital equal to ITL. 12,350,000,000;

- Pastificio Gazzola is a company with a strong presence in the European Pasta business;

- Starfood Italia owns no. 110,335 shares of Pastificio Gazzola, representing the 65.993% of the total issued and outstanding capital of Pastificio Gazzola and will own at Closing (as hereinafter defined) the 90.914% of the total issued and outstanding shares of Pastificio Gazzola (hereinafter the "Shares");

- Pastificio Gazzola owns, in turn, no. 2,495 shares representing the 99.8% of the

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     total issued and outstanding shares ("parts") of Gazzola France Sarl, a company organized under the laws of France, with registered offices in Paris, Boulevard Voltaire 242 ("Gazzola France");

- Petrini is a company active in the Pasta & Animal Feed business sectors and it is controlled by Spigadoro Inc., a U.S. listed company;

- Petrini wishes to purchase from Starfood Italia the 90.914% of the issued and outstanding shares of Pastificio Gazzola;

- Starfood Italia wishes to sell to Petrini the 90.914% of the issued and outstanding shares of Pastificio Gazzola;

- Petrini has conducted a due-diligence exercise on the records of Pastificio Gazzola and Gazzola France made available to it by Starfood Italia and the Guarantor;

- The Guarantor is willing to guarantee the obligations, representations, warranties and covenants of the Seller under this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and indemnities herein contained, the Parties hereto agree as follows.

                                    ARTICLE 1
                     RECITALS; DEFINITIONS; INTERPRETATIONS

     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below (and grammatical variations of such terms shall have corresponding meanings):

     1.1.1 Italian Accounting Principles. "Italian Accounting Principles": means the accounting principles set forth in the Italian Civil Code and those established by the Italian Accounting Profession (Principi Contabili Predisposti dai Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, those issued by the International Accounting Standards Committee (I.A.S.C.). For any accounting issue related to specific cases, the general criterion that should settle any dispute not specifically addressed by the aforementioned accounting principles is consistency. Consistency in applying the Italian Accounting Principles is to be intended as a general rule of guidance to determine whether a specific criterion is acceptable or not in the preparation of financial statements and any other financial document mentioned within this Agreement.

     1.1.2 Agreement. "Agreement": means this Shares Purchase Agreement and all enclosures and instruments in amendment or confirmation of it; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and

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     not to any particular Article, Section, Subsection or other subdivision;
     "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number mean and refer to the specified Article, Section, Subsection or other subdivision of this Agreement.

     1.1.3 Authorization. "Authorization": means any governmental license, permit, concession, application, filing, registration and other authorization necessary for Pastificio Gazzola and/or Gazzola France to carry on the Business as presently or previously conducted or for the ownership or use of its property and assets.

     1.1.4 Books and Records. "Books and Records": means all technical, business and financial records, (including those which are relevant from a tax viewpoint) financial books and records of account, books, data, reports, files, drawings, plans, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to Pastificio Gazzola and Gazzola France.

     1.1.5 Buildings and Fixtures. "Buildings and Fixtures": means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the Owned Properties or the Leased Properties or any of them as the context requires.

     1.1. 6 Business. "Business": means, collectively, the businesses presently and heretofore carried on by Pastificio Gazzola and Gazzola France and in particular the activities in the food market related to the pasta production and distribution.

     1.1. 7. Business Day. "Business Day": means any day other than Saturday, Sunday, legal holiday or a day on which banking institutions in Milan and Rome, Italy, are authorized to be closed.

     1.1.8. Closing. "Closing": means the consummation of the transactions contemplated in Article 3 hereof.

     1.1.9 Consent. "Consent": means any consent required to be obtained from a contracting party to the Material Contracts to the change in control of Pastificio Gazzola and/or Gazzola France contemplated by this Agreement.

     1.1.10 Corporate Records. "Corporate Records": means the minutes books and corporate records of FPastificio Gazzola and Gazzola France including, without limitation, the share certificate books, register of transfers and register of directors.

     1.1.11 Enclosures. "Enclosures": means the enclosures indicated in Annex 1 hereof and attached to the Agreement.

     1.1.12 Financial Statements. "Financial Statements": means the draft of the financial statements of Pastificio Gazzola and Gazzola France as of December 31,



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     1999 attached hereto under Section 6.31 of the Seller's Disclosure
     Schedule.

     1.1.13 Governmental Authority. "Governmental Authority": means any Italian or foreign court or governmental or quasi-governmental agency, commission, authority or instrumentality.

     1.1.14 Interim Period. "Interim Period": means the period between the date hereof and the date of the Closing.

     1.1.15 ITL. "ITL": means the currency into force in Italy as of the date hereof.

     1.1.16 Laws. "Laws": means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of such laws, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.

     1.1.17 Leased Properties. "Leased Properties": means, collectively, the real properties forming the subject matter of the Real Property Leases, as described (municipal addresses and legal descriptions) in Section 6.24 bis of the Seller's Disclosure Schedule.

     1.1.18 Lien. "Lien": means any security interest, mortgage, lien, usufruct, charge, pledge, encumbrance, claim, defects of title or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer or receipt of income or other attributes of ownership or rights of set-off, and other encumbrances of any kind.

     1.1.19 Loans. "Loans": means those agreements (written or oral) of Pastificio Gazzola and Gazzola France for the borrowing of funds or the granting of credit, including, without limitation, letters of credit and guarantees as listed and described in Section 6.32 of the Seller's Disclosure Schedule.

     1.1.20 Loss. "Loss": means any loss whatsoever, including, without limitation, all claims, liabilities, obligations, actions, expenses, costs, damages, penalties, fines, interest charges and loss of value of the Shares.

     1.1.21 Material Contracts. "Material Contracts": means those contracts and agreements of Pastificio Gazzola and Gazzola France listed and described in
     Section 6.16 of the Seller's Disclosure Schedule having the characteristics described under Section 6.16 hereof.

     1.1.22 Owned Properties. "Owned Properties": means, collectively, the real properties owned by Pastificio Gazzola and Gazzola France as described (municipal addresses and legal descriptions) in Section 6.24 of Seller's Disclosure Schedule.


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     1.1.23 Person. "Person": means any natural person, firm, partnership, association, corporation, trust, public body or government.

     1.1.24 Proprietary Information. "Proprietary Information": means the know-how, trademarks, patents and trade secrets owned, licensed, or utilized by Pastificio Gazzola and Gazzola France, as described in Section
     6.21 of the Seller's Disclosure Schedule.

     1.1.25 Real Properties Leases. "Real Property Leases": means the leases and subleases contracts of real properties to which Pastificio Gazzola and Gazzola France are a party, as described in Section 6.24 bis of the Seller's Disclosure Schedule.

     1.1.25 bis Reference Date. "Reference Date": means December 31, 1999.

     1.1.26 Securities. "Securities": means shares of any class, option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming any of the above.

     1.1.27 Seller's Disclosure Schedule. "Seller's Disclosure Schedule": means the disclosure schedule delivered by the Seller to the Purchaser on the date hereof. Section numbers in the Seller's Disclosure Schedule refer to the corresponding section numbers in this Agreement.

     1.1. 28 Shares "Shares" means the 90.914% of the issued and outstanding shares of Pastificio Gazzola.

     1.1.29 Tax. "Tax": means all state, local or foreign taxes, social security contributions, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, capital stock, license, withholding, payroll, stamp, occupation and property taxes, customs duties or other similar fees, assessments and charges however denominated, together with all interest, penalties, additions to tax or additional amounts imposed by any taxing (Italian or foreign) authority, and any transferee liability in respect of any of the foregoing taxes.

     1.2 Recitals. All the foregoing recitals represent an integral and material part of this Agreement.

     1.3 Gender and Number. Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa, unless differently specified.

     1.4 Headings, Etc. The provision of a table of contents, the division of this

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     Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

     1.5 Currency. All references in this Agreement to currency, unless otherwise specifically indicated, shall be to ITL. Whenever a conversion ITL/US becomes necessary, the exchange rate to be used shall be that offered by Citybank New York two Business Days before date of the Closing, as hereinafter defined. All the amounts will be automatically adjusted according to the ISTAT index starting from the date they became due.

     1.6 Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective only to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

     1.7 Adverse Construction. The language throughout this Agreement shall in all cases be construed as a whole according to its fair meaning and without implying a presumption that the terms hereof shall be more strictly construed against one Party as opposed to another by reason of the rule that a document is to be construed more strictly against the Party who has prepared the same, it being acknowledged that the representatives of each Party have participated in the shaping and negotiation of this Agreement.

                                    ARTICLE 2
                                SALE AND PURCHASE

     2.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, with the modalities below specified and subject to the satisfaction and fulfillment of the conditions precedent under Article 4 below, the Shares free and clear of any Liens.

     2.2 Purchase Price. The purchase price for the Shares shall be the aggregate amount of ITL 25,000,000,000 and US$ 1,750,000 (the "Purchase Price"). The Purchase Price could be increased according to the provisions of paragraph (e) below. The Purchase Price shall be paid by the Purchaser to the Seller at the following terms and conditions:

     (a) ITL 5,000,000,000 as down payment upon the execution of this Agreement by means of bank transfer at the bank account no. 41988562, Cariverona Bank, Mondovi branch, ABI 06355, CAB 46480, and upon the delivery by the Seller to the Purchaser of the original of an irrevocable and first demand bank guarantee of ITL 5,000,000,000 issued by a primary Italian bank, in the form attached hereto as Enclosure 1, securing the re-

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          payment by the Seller of said down payment of ITL 5,000,000,000 in the events provided by Article 11 hereof.

     (b) ITL 15,000,000,000 at the Closing to be made by bank transfer at the following bank account: bank account no. 41988562, Cariverona Bank, Mondovi branch, ABI 06355, CAB 46480.

     (c) US$ 1,750,000 at the Closing to be made according to the modalities set forth in Section 3.1 hereof.

     (d) ITL 5,000,000,000 at the second anniversary of the Closing, provided that Dino Gazzola will not voluntarily resign from the office of Managing Director of Pastificio Gazzola up to the second anniversary of the Closing date. Therefore, it is understood that the Seller shall be entitled to receive the above amount in any other case in which he shall cease to be Managing Director of Pastificio Gazzola (the "Event"), including but not limited to, death, permanent disability and also in case he is revoked from the office as Managing Director of Pastificio Gazzola even with just cause ("giusta causa"). It is also understood that should Mr. Dino Gazzola be revoked from the office as Managing Director of Pastificio Gazzola before the expiration of the second anniversary of the Closing, the above payment shall be due within 7 days from the Event.

     (e) The Purchase Price could be increased of an amount of ITL 5,000,000,000 to be paid by the Purchaser to the Seller at the second anniversary of the Closing provided that (i) the Margine Operativo Lordo of Pastificio Gazzola (earnings pre-taxes, plus interest, amortization and depreciation) will be at least ITL 12,600,000,000 in the year 2000 and at least ITL 13,070,000,000 in the year 2001 and
          (ii) Dino Gazzola will not voluntarily resign from the office of Managing Director of Pastificio Gazzola up to the second anniversary of the Closing date. However, if Dino Gazzola will not voluntarily resign from the office of Managing Director of Pastificio Gazzola up to the second anniversary of the Closing and the Margine Operativo Lordo of Pastificio Gazzola (earnings pre-taxes, plus interest, amortization and depreciation) will be lower than ITL 12,600,000,000 in year 2000 and/or lower than ITL 13,070,000,000 in year 2001, the amount of ITL 5,000,000,000 will be reduced by ITL 500,000,000 for every ITL 100,000,000 of shortfall in either year. It is understood that such reduction shall in no case exceed the amount of ITL. 5,000,000,000 provided for in this paragraph (e) and therefore it shall in no case reduce the portions of the Purchase Price set forth in the preceding paragraphs (a), (b), (c) and (d).

     (f)  The payment of the two portions of the Purchase Price under paragraph
          d) and e) above will be secured by the Purchaser by depositing in escrow an amount of shares of Spigadoro Inc. free and clear fron any Lien for a value equal to ITL 10,000,000,000 and the Purchaser will ensure that the

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          value of the shares will in no event be lower than ITL 10,000,000,000.
          The number of the shares of Spigadoro Inc. will be determined on the basis of the average share price of the 5 days preceding the Closing. Enclosure 2 constitutes the form of Escrow Agreement that the Parties will execute at Closing.

                                    ARTICLE 3
                                     CLOSING

     3.1 Closing. Subject to the satisfaction and fulfillment of all the conditions precedent set forth in Article 4 hereof, the Closing shall take place at the offices of Pastificio Gazzola, located in Mondovi, at 12.00 Italian time on May 3, 2000 or at such other date, time and place as the Parties may agree in writing.

     At the Closing:

     (a) There will be the transfer and endorsement of the Shares free and clear of any Lien in favor of the Purchaser.

     (b) The Purchaser shall pay to the Seller the portion of ITL 15,000,000,000 of the Purchase Price as provided by Section 2.2 hereof.

     (c) The Seller, after having received from the Purchaser the payment indicated in paragraph (c) of Section 2.2 above, shall subscribe and pay in cash to Spigadoro Inc., no. 583,334 shares of Spigadoro Inc. for a value of US $1,750,000. In this respect, the Seller hereby irrevocably authorizes and instructs the Purchaser to pay the portion of the Purchase Price indicated in paragraph (c) of Section 2.2 above equal to US$ 1,750,000 to Spigadoro Inc. at the bank account which will be indicated in writing by Spigadoro Inc., by subscribing on behalf of the Seller no. 583,334 shares of Spigadoro Inc. at a purchase price of USD 3 each. Such shares, duly registered in the name of the Seller, shall be delivered to an agent of the Seller in the U.S. at the Closing Date according to the written instructions which the Seller shall give to the Purchaser within 10 Business Days from the date hereof.

     (d) The transfer of the Shares in favour of the Purchaser shall be entered in the the shareholders' ledger of Pastificio Gazzola.

     (e) The directors of Pastificio Gazzola and Gazzola France shall resign and shall be replaced by the directors nominated by the Purchaser at an ordinary shareholders' meeting of Pastificio Gazzola and Gazzola France duly called by the Seller for the date of the Closing.

     (f) The shareholders' meeting of Pastificio Gazzola shall release its directors and statutory auditors from any liability which they may have incurred and shall waive any future claim against them connected with their office. The Purchaser undertakes not to cause Pastificio Gazzola to ever resolve upon

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          any action against the directors and/or statutory auditors of
          Pastificio Gazzola, and/or against Mrs. Renata Gazzera as special attorney-in-fact of Pastificio Gazzola.

     (g) The Parties shall execute the Escrow Agreement in the form attached hereto as Enclosure 2.

     (h) The Seller and the Purchaser shall execute and deliver all other documents and instruments required to be executed or delivered under this Agreement by the Seller before or at the Closing.

                                    ARTICLE 4
                         CONDITIONS PRECEDENT TO CLOSING

     4.1 Conditions Precedent to Closing. The respective obligations of the Parties to consummate the transactions contemplated in this Agreement are subject to the satisfaction and fulfillment at or prior to the Closing of the following conditions.

     (a) The Seller shall have acquired full property, title and interest on the Shares, free and clear of any Lien. In respect thereof the Seller has duly represented to the Purchaser that the pledges registered on the Shares in favour of Cariverona Banca S.p.A. and of Inversiones Trasandinas S.A. shall be released at the Closing by the above mentioned pledgees; and

     (b) The Seller shall deliver to the Purchaser audited financial statements of Pastificio Gazzola as of December 31, 1999, which shall conform in all material respect to the draft of the financial statements of Pastificio Gazzola as of December 31, 1999 attached hereto under
          Section 6.31 of the Seller's Disclosure Schedule. It is understood that the audit certification of Reconta Ernst & Young shall contain a specific indication regarding receivables deriving from insurance's indemnification in line with the indication contained in the audit certification issued with reference to the 1998 financial statements.

     4.2 Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects when made and as of the Closing as if such representations and warranties were made at the Closing.

     4.3 Material Adverse Change. There will have been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, prospects or business of Pastificio Gazzola and Gazzola France since the Reference Date.

     4.4 Conduct of Business. The Business of Pastificio Gazzola and Gazzola France shall have been conducted in the Interim Period in the ordinary course and consistently with past practice.


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                                    ARTICLE 5
                     FURTHER AGREEMENTS BETWEEN THE PARTIES

     5.1 Employment agreement of Mr. Dino Gazzola. The Parties agree that Mr. Dino Gazzola shall remain in the position of Managing Director of Pastificio Gazzola for a period of two years after the Closing with adequate powers to run the operation of the business and in line with the corporate policy for managers of equal ranking employed by the Purchaser and its controlling or affiliated entities and with the necessary reporting duties to the Chief Executive Officer and the Chief Operating Officer of Spigadoro Inc.. The Purchaser shall procure that the current compensation to Mr. Dino Gazzola as Managing Director of Pastificio Gazzola shall be increased of a yearly amount of ITL. 57,000,000 for a period of two years after the Closing date.

     5.2 Stock Option Plan of Spigadoro Inc. The Purchaser undertakes to procure that Mr. Dino Gazzola will participate to the Executives Stock Option Plan of Spigadoro Inc.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller makes the following representations and warranties and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the purchase by it of the Shares. The Seller certifies that the following representations and warranties are true and complete as of the date of this Agreement, and that they shall substantially be true at Closing in all material respect.

     A) MATTERS RELATING TO THE SELLER

     6.1 Legal power of the Seller. The Seller has the legal power to own the Shares and to enter into this Agreement and any other document indicated herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller, in accordance with its terms. This Agreement has been approved through all requisite corporate actions and has been executed by a duly authorized representative of such Seller.

     6.2 Consents and Approvals. No consent or approval, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made on the part of the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereunder.

     B) MATTERS RELATING TO PASTIFICIO GAZZOLA AND GAZZOLA FRANCE

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     6.3 Due Incorporation

     6.3.1 Pastificio Gazzola is a corporation duly incorporated, validly existing and in good standing under the laws of Italy and has full corporate power and authority to own its property and to carry on the Business as now conducted. The copies of the deed of incorporation and of the current by-laws of Pastificio Gazzola previously made available for review to the Purchaser are correct and complete copies of such documents as presently in force and are attached hereto in Section 6.3.1 of the Seller's Disclosure Schedule.

     6.3.2 Gazzola France is a corporation duly incorporated, validly existing and in good standing under the laws of France and has full corporate power and authority to own its property and to carry on the Business as now conducted. The copies of the deed of incorporation and of the current by-laws of Gazzola France previously made available for review to the Purchaser are correct and complete copies of such documents as presently in force and are attached hereto in Section 6.3.2 of the Seller's Disclosure Schedule.

     6.4 Authorized Capital

     6.4.1 The outstanding capital of Pastificio Gazzola is constituted by no. 123,500 issued shares par value ITL 100,000 each equal to ITL. 12,350,000,000 and 90.914% of such capital will be owned by the Seller at Closing. All the shares of Pastificio Gazzola have been fully paid and have been duly and validly registered in the Shareholder's ledger of Pastificio Gazzola, together with the indication of the Seller as owner of said shares.

     6.4.2 The outstanding capital of Gazzola France is constituted by no. 2,500 issued shares ("parts"), par value FF. 100 each, equal to FF. 250,000, and such capital is 98% owned by Pastificio Gazzola. All the shares of Gazzola France have been fully paid and have been duly and validly registered in the Shareholder's ledger of Gazzola France, together with the indication of Pastificio Gazzola as owner of said shares.

     6.5 No Options, etc.. No Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase from the Seller of any of the Shares of Pastificio Gazzola or of the shares of Gazzola France.

     6.6 Title to Shares. The Seller is the beneficial owner of and has good and valid title to the Shares. The Shares of Pastificio Gazzola and the shares of Gazzola France are free and clear of any Liens (except as set forth in Section 6.6 of the Seller Disclosure Schedules), including, without limitation, any voting trust, shareholder's agreement or voting agreement. There is no restriction on the

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     transferability and on other acts of disposition of the Shares of
     Pastificio Gazzola and Gazzola France, other than the pre-emptive rights provided for in Article 8 of the By-laws of Gazzola France.

     6.7 Conflicting Agreements, etc.. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not result in:

     (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of Pastificio Gazzola or Gazzola France under: (i) any Material Contract; (ii) any Authorization; (iii) any provision of the incorporating documents or by-laws or resolutions of (a) the shareholders of Pastificio Gazzola and/or Gazzola France (b) the board of directors of Pastificio Gazzola and/or Gazzola France or corporate governing provisions binding the Seller, Pastificio Gazzola or Gazzola France; (iv) any judgment, injunction, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Pastificio Gazzola and/or Gazzola France, having a material effect on the transactions contemplated herein;
     (v) any license, permit, approval, consent or authorization necessary to the ownership of the Shares of Pastificio Gazzola or Gazzola France, or to the operation of the Business; or (vi) any applicable Law; or

     (b) the creation or imposition of any Lien on any of the Shares of Pastificio Gazzola or of Gazzola France (or parts thereof), or on any of the property or assets of Pastificio Gazzola and/or Gazzola France; or

     (c) the discontinuance or impairment of the operation of the Business after the date hereof, on substantially the same basis as such Business have heretofore been operated.

     6.8 Subsidiaries. Gazzola France is the only subsidiary of Pastificio Gazzola.

     6.9 Corporate Records. The Corporate Records of Pastificio Gazzola and Gazzola France have been kept in compliance with the applicable Laws and with the pertinent documents of incorporation and, in particular, all corporate acts necessary to give evidence to those substantial circumstances guaranteed by the Seller pursuant to this Section and have been regularly and duly recorded therein.

     C) GENERAL MATTERS RELATING TO THE BUSINESS

     6.10 Operation of the Business

     6.10.1 Pastificio Gazzola and Gazzola France do not conduct any business other than the Business.

     6.10.2 All the tangible assets subject to depreciation of Pastificio Gazzola and

     Gazzola France are described in Section 6.10.2 of the Seller's Disclosure Schedule. All intangible assets are listed in Section 6.10.2 bis of the Seller's Disclosure Schedule.

     6.11 Conduct of Business in Ordinary Course. Since the Reference Date the Business has been conducted in the ordinary course consistent with past practice and will continue to be conducted in the ordinary course consistent with past practice up to the Closing. No facts out of the ordinary administration have occurred, including without limitation:

     (i) any participation to the formation of a company or acquisition of any capital stock or other interest in any Person, or any other investment in any Person by Pastificio Gazzola and/or Gazzola France;

     (ii) any capital expenditure individually involving a cost in excess of ITL. 100,000,000 (one-hundred million) other than those set forth in
     Section 6.11 (ii) of the Seller' Disclosure Schedule;

     (iii) any conveyance of assets, except in the ordinary course of business;

     (iv) any creation of a Lien on any asset;

     (v) the entering into or modification of any contract providing for an obligation, outside the ordinary course of business, involving payments or liabilities individually having a present value in excess of ITL. 50,000,000 (fifty millions);

     (vi) any payment outside the ordinary course of business, or any discharge, settlement, waiver or write-down of any account receivable, write-down of inventory, damages or losses of non-insured goods, or other events resulting in Pastificio Gazzola's or Gazzola France's liability, debt or obligation (whether fixed or contingent) which individually has a present value in excess of ITL. 50,000,000 (fifty millions) or which in the aggregate have a present value in excess of ITL.300,000,000 (three hundred millions) except as set forth in Section 6.11 (vi) of the Seller's Disclosure Schedule;

     (vii) any non-performance by Pastificio Gazzola and/or Gazzola France of any obligation under any contract or of any obligation legally binding each of them; or

     (viii) increases of Employee remuneration, and increases of remuneration of agents, except for compulsory increases provided for in national collective bargaining agreements or in the applicable Laws except as set forth in
     Section 6.11 (viii) of the Seller's Disclosure Schedule.

     6.12 No Material Adverse Change. Since the Reference Date there has been no change in the affairs, assets, liabilities, business, transactions or conditions of Pastificio Gazzola and/or Gazzola France, or of the Business, whether arising as a result of any legislative or regulatory change, revocation of any Authorization, license or right to do business, third parties' claims, fire, explosion, accident, casualty, labor trouble, public force, any other act of God or any other circumstance which has materially adversely affected or which will materially adversely affect Pastificio Gazzola, Gazzola France and/or the Business.

     6.13 Compliance with Laws. Pastificio Gazzola and Gazzola France are conducting, respectively, the Business in compliance with all applicable Laws of each jurisdiction in which the Business is carried on.

     6.14 Authorizations. Pastificio Gazzola and Gazzola France are not in default, nor have they received any notice of any claim in default, with respect to any Authorization they respectively own. No threat of revocation exists and there is no reason to revoke any of the Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for Pastificio Gazzola and/or Gazzola France to comply with any special qualification or procedure or to pay any amounts other than routine filing fees. The execution of this Agreement, the transfer of the Shares of Pastificio Gazzola and the performance of other transactions provided in this Agreement shall not constitute reason for termination or non-renewal of any such Authorizations, nor, as of today, do there exist other facts or circumstances which, pursuant to the Laws presently in force, could (a) constitute a reason for termination or non-renewal or (b) necessitate large investments to maintain or renew such Authorizations. The Authorizations are sufficient to continue the conduct of the Business as it shall be conducted until the date of the Closing and Pastificio Gazzola and/or Gazzola France do not require other Authorizations to conduct the Business.

     6.15 Ownership of Other Interest. Pastificio Gazzola and/or Gazzola France do not own nor have any agreement of any nature to acquire, directly or indirectly, quotas, shares, other equity or proprietary interests in any Person, or to acquire or lease any other business operations, in any way whatsoever and whether as lessor or lessee, including, without limitation, the lease or transfer of ongoing businesses.

     6.16 Material Contracts. The contracts listed and described in Section 6.16 of the Seller's Disclosure Schedule constitute all the contracts, agreements or commitments of Pastificio Gazzola and/or Gazzola France, which involve continuing obligation and have a contractual value per annum higher than ITL 100,000,000, and which cannot be terminated without penalties, unless with a notice of one year or more.

     6.16 bis Notices and Consents. No notice must be sent to any contracting party to the Material Contracts relating to the change in control of Pastificio Gazzola and/or Gazzola France contemplated by this Agreement except for the Material Contracts listed in Section 6.16 bis (a) of the Seller's Disclosure Schedule. No written consent is required to be obtained from a contracting party to the Material Contracts to the change in control of Pastificio Gazzola and/or Gazzola France contemplated by this Agreement except for the Material Contracts listed in
     Section 6.16 bis (b) of the Seller's Disclosure Schedule. Section 6.16 bis
     (c) of the Seller's Disclosure Schedule also encloses a copy of the written consents obtained by the Seller with respect to the Material Contracts listed in Section 6.16 (b) of the Seller's Disclosure Schedule.

     6.17 No Breach of Contracts. Each contract which Pastificio Gazzola and/or Gazzola France are party to, is in full force and effect and, at the date hereof, there exists no default thereunder except as set forth in Section
     6.17 of the Seller's Disclosure Schedule. Pastificio Gazzola and/or Gazzola France have not violated or breached any of the terms or conditions of any Material Contract each of them is a party to, and all the covenants to be performed by any other party thereto have been fully performed.

     6.18 Insurance. Pastificio Gazzola and Gazzola France carry insurance of the kind and in the amounts usual for companies in businesses similar to the Business. Such insurances have been executed in compliance with the applicable laws and regulations. Pastificio Gazzola and Gazzola France are not in default with respect to the payment of any premiums under any such insurance policies and have not failed to give any notice or to present any claim under any such insurance policy in a due and timely fashion. No event has occurred which could result in an upward adjustment in the applicable premiums. Seller, Pastificio Gazzola and/or Gazzola France have not acted or failed to act in such a manner, and no event has occurred, which could result in (i) a change in the terms and conditions provided for by the respective insurance policies, (ii) the respective insurance companies' right to terminate or cancel the insurance policies, or (iii) an adverse effect on the exercise of rights under the insurance policies. Such insurance policies are in full force and effect and Section 6.18 of the Seller's Disclosure Schedule contains a correct and complete list of the insurance policies maintained by Pastificio Gazzola and Gazzola France.

     6.19 Litigation and Controversies.

     6.19.1 Except as set forth in Section 6.19.1 of the Seller's Disclosure Schedule, Pastificio Gazzola and Gazzola France are not a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no judicial litigation is threatened by or against Pastificio Gazzola and/or Gazzola France. Pastificio Gazzola and/or Gazzola France are not presently subject to any judgment, order or decree entered in any lawsuit or proceeding.

     6.19.2 Pastificio Gazzola and/or Gazzola France are not a party to any controversies or disputes, whether pending or merely threatened, which could affect the thorough and complete performance of any transaction contemplated in this Agreement.

     6.20 Customers and Suppliers. Section 6.20 of the Seller's Disclosure
     Schedule is a true and correct list setting forth the twenty largest customers and suppliers of the Business by value as of December 31, 1999.

     6.21 Intellectual Property and Proprietary Information. Section 6.21 of the Seller's Disclosure Schedule is a true and correct list (including, where applicable, registration numbers and dates of filing renewal and termination) of all the patents, patent applications, registered designs and models, trademarks, trademarks registrations and applications therefor, service marks, service mark registrations and applications therefor, trade names (whether or not registered or registrable), copyrights, registered copyrights and applications therefor, respectively used or held for use by Pastificio Gazzola and/or Gazzola France in the conduct of the Business as currently, and as proposed to be, conducted (collectively, "Intellectual Property Rights"). Pastificio Gazzola and/or Gazzola France, respectively, are the true, lawful and exclusive owners of all right, title and interest in and to the Intellectual Property Rights and the Proprietary Information, free and clear of any Liens, and the Intellectual Property Rights and Proprietary Information are valid and enforceable. There are no intellectual property rights or proprietary information of Persons utilized by Pastificio Gazzola and/or Gazzola France. Neither Pastificio Gazzola nor Gazzola France has conveyed, assigned, licensed or encumbered any of the Intellectual Property Rights and Proprietary Information, except as set forth in Section 6.21 of the Seller's Disclosure Schedule. Pastificio Gazzola and/or Gazzola France have the exclusive right to use such Intellectual Property Rights and/or Proprietary Information. The conduct of the Business does not infringe upon the intellectual property rights or proprietary information of any Person. No Person has infringed Pastificio Gazzola's or Gazzola France's rights relating to Intellectual Property Rights or Proprietary Information, and to the Seller's knowledge, there are no events that could give rise to such infringements.

     D) MATTERS RELATING TO PROPERTY AND ASSETS

     6.22 Title to the Property and Assets. Pastificio Gazzola and/or Gazzola France have good and marketable title to and legal and beneficial ownership of all their respective property and assets, free and clear of any Liens, except as set forth in this Agreement and in the Seller's Disclosure Schedule.

     6.23 No Options, Etc.. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from Pastificio Gazzola and/or Gazzola France of any of their respective property or assets having a value in excess of ITL. ten million (10,000,000) or, regardless of their value, that are necessary for the Business.

     6.24 Real Property.

     (a) Pastificio Gazzola and Gazzola France have good and marketable title to their interest in the Owned Real Properties, free and clear of any Liens, except as set forth in this Agreement and in Section 6.24 of the Seller's Disclosure Schedule.

     (b) All of the Buildings and Fixtures on the Owned Real Properties were built in accordance with all applicable laws and with all required authorizations validly issued pursuant thereto, except as disclosed in
          Section 6.24 of the Seller's Disclosure Schedule.

     (c) None of the Owned Real Properties or the Buildings and Fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business, infringes any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person. Except as disclosed in Section 6.24 of the Seller's Disclosure Schedule, no condemnation or expropriation proceeding is pending or, to the best of Seller's knowledge, threatened with respect to the Owned Real Properties which would preclude or impair the use of any such real property or any part thereof for the purposes for which it is currently used. All Owned Real Properties are in compliance with applicable zoning and construction regulations and any other applicable Law, and benefits from all required Authorizations.

     (d) There are no outstanding work orders, for restoration or removal, with respect to any of the Owned Real Properties or the Buildings or Fixtures thereon, from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no communications and/or notifications of acts of any Authority which may trigger the issue of such orders. Pastificio Gazzola and Gazzola France are not party to any lease agreement of any real property except as disclosed in
          Section 6.24 bis of the Seller's Disclosure Schedule.

     (e) All of the Buildings and Fixtures on the Owned Properties and the Leased Properties: (i) are in good operating condition and in a state of good maintenance and repair, except for normal wear and tear; and
          (ii) are adequate and suitable for the purposes for which they are presently being used; and (iii) with respect to each of them Pastificio Gazzola and Gazzola France have adequate rights of ingress and egress for the operation of their business in the ordinary course.

     (f) Section 6.24 of Shareholder's Disclosure Schedule contains a true, complete, and correct list of the building amnesties duly filed by Pastificio Gazzola or by Gazzola France, in compliance with the relevant Laws, with respect to Buildings, Fixtures and Owned Properties. All the amounts due in connection with such amnesties have been fully paid and no further obligations are pending towards the relevant Governmental Authority and no claims have been filed or are expected to be filed by such Governmental Authority.

     6.24 bis Real Property Leases. Section 6.24 bis of Shareholder's Disclosure Schedule lists all of the Real Property Leases, together with a brief description of each of the leased premises, the term of each Real Property Lease, the rental payments thereunder, any rights of renewal and the term thereof and any restrictions on assignment concerning Pastificio Gazzola and Gazzola France. Neither Pastificio Gazzola nor Gazzola France are a party to, or under any agreement or option to become a party to, any lease with respect to real property used or to be used in the Business, other than the Real Property Leases. Each Real Property Lease is in good standing, creates a good and valid leasehold estate in the Leased Property and is in full force and effect without amendment thereto, except as otherwise disclosed in Section 6.24 bis of the Shareholder's Disclosure Schedule. With respect to each Real Property Lease (i) all rents and additional rents due thereunder have been paid; (ii) neither the lessor nor the lessee is in material default thereunder; (iii) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (iv) there exists no event of default or event, occurrence, condition or act (including, without limitation, the purchase of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any such Real Property Leases; (v) neither Pastificio Gazzola nor Gazzola France have violated any of the terms or conditions under any such Real Property Leases in any material respect; and (vi) all of the covenants to be performed by any other party under any such Real Property Leases have been fully performed.

     6.25 Condition of Assets - General. All the property and assets owned or used by Pastificio Gazzola and/or Gazzola France are in good operating condition and are in a state of good repair and maintenance, having regard to the age and use thereof, reasonable wear and tear excepted. All the necessary maintenance, repairs and inspections, as well as those provided for by the assistance service agreements, has been made, in order to keep in effect the pertinent warranties released by third parties in connection with such property and assets.

     6.26 Personal Property. Pastificio Gazzola and Gazzola France have good and marketable title to all tangible assets owned by it (the "Personal Property"). The Personal Property is in good condition, except for ordinary wear and tear, free of any Liens except as set forth in this Agreement and in the Seller's Disclosure Schedules. Pastificio Gazzola and/or Gazzola France do not lease any Personal Property in the conduct of the Business except as set forth in Section 6.24bis of the Seller's Disclosure Schedules.

     6.27 Inventories. All respective inventories (finished and unfinished goods) of Pastificio Gazzola and Gazzola France are merchantable and are at levels sufficient for the continuation, respectively, of the Business in the ordinary course in the manner carried on up to date and, in any event, saleable in the normal course of business.

     6.28 Working capital, Accounts Receivables. The current working capital of Pastificio Gazzola and Gazzola France is sufficient for the purposes of the Business as heretofore conducted. All accounts receivables as shown in the Financial Statements and arising thereafter until the Closing are bona fide and, of the best knowledge of the Seller, are collectible without set off or counterclaim at the pertinent expiry date.

     E) FINANCIAL MATTERS

     6.29 Bank Accounts and Powers of Attorney. Section 6.29 of the Seller's Disclosure Schedule contains a correct and complete list showing (i) the name of each bank in which Pastificio Gazzola and Gazzola France have an account or safe deposit box and (ii) the names of all persons authorized to draw thereon or to have access thereto on behalf of, respectively, Pastificio Gazzola and Gazzola France; and (iii) the names of any persons holding powers of attorney from Pastificio Gazzola and Gazzola France, and a list thereof is contained in Section 6.29 of the Seller's Disclosure Schedule.

     6.30 Books and Records. All Books and Records have been fully, properly and accurately kept and completed in accordance with the applicable rules of the Civil Code and of other applicable legislation and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. All the systems and procedures, including the computer systems and procedures, controls, data or information of Pastificio Gazzola and/or Gazzola France are under the exclusive ownership and the direct control of Pastificio Gazzola and/or Gazzola France, or have been licensed to Pastificio Gazzola and/or Gazzola France.

     6.31 Financial Statements.

     (a) The Financial Statements have been prepared in accordance with the Accounting Principles applied on a basis consistent with those of previous fiscal periods and present fairly, respectively: (a) the property, assets, all liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Pastificio Gazzola and Gazzola France, as of December 31, 1999, and (b) the sales and earnings of Pastificio Gazzola and Gazzola France, during the period covered by the Financial Statements. There are no other liabilities except for those reflected in the Financial Statements.

     (b) Section 6.31 of the Seller's Disclosure Schedule contains the financial statements and the profit and loss account of Pastificio Gazzola and Gazzola France as of December 31, 1999 (the Financial Statements), included a warehouse inventory for quantity.

     6.32 Loans and Guarantees. Section 6.32 of the Seller's Disclosure Schedule lists and describes all mortgage loan agreements, loan agreements, lines of credit, overdrafts, discounted notes, guarantees, bank guarantees and similar credit facilities to which Pastificio Gazzola and/or Gazzola France are parties, including, without limitation, off-balance sheet loans or similar financing arrangements. All such loan agreements and other credit facilities are in full force and effect and there has been, on the part of Pastificio Gazzola and/or Gazzola France, no material default or delay of payments of principal or interest in respect thereof. All such loan agreements and credit facilities shall remain in force with the same terms and conditions as the ones presently effective, even after the change in the ownership of Pastificio Gazzola and/or Gazzola France as a result of this transaction.

     6.33 Taxes and Mandatory Social Security and Health Care Contributions.

     (a) Pastificio Gazzola and Gazzola France have filed or caused to be filed, within the due times and in accordance to the Laws, all tax returns, tax reports and mandatory social security and health care employer's contributions (Contributions) which are required to be filed by either of it. Such returns and reports are correct and complete in all material respects and reflect accurately all liability for Taxes and Contributions of Pastificio Gazzola and/or Gazzola France for the periods covered thereby. All Taxes and Contributions (including interest and penalties) payable by or due from each of Pastificio Gazzola and/or Gazzola France (as a result of a fiscal assessment or otherwise), have been fully paid or adequately disclosed and fully provided for in the pertinent Books and Records and the Reference Financial Statements. Pastificio Gazzola and Gazzola France have made all withholdings required by the Laws, and have paid over to the appropriate Governmental Authorities the amounts due within the time periods provided for by the Laws.

     (b) Except as disclosed in Section 6.33 of the Seller's Disclosure Schedule, there is no pending or threatened litigation, nor have assessments been issued, nor are there any audits or other actions being conducted by Tax Authorities or by any other Governmental Authority regarding asserted violations of Laws by Pastificio Gazzola or Gazzola France, which, in the event of an adverse result, could lead to the application of sanctions, any financial liability or other adverse consequences for the Purchaser, Pastificio Gazzola and/or Gazzola France.

     F) EMPLOYEE MATTERS

     6.34 Employees.

     (a) Section 6.34 of the Seller's Disclosure Schedule sets forth a complete list of employees of Pastificio Gazzola and Gazzola France as of the date of this Agreement, the applicable collective labor agreement, such employees' position and length of service with Pastificio Gazzola and/or Gazzola France, their salary, bonuses and any other employee benefits other than those provided by law, and whether any written employment agreements exist relating to any such employees other than customary hiring letters.

     (b) Pastificio Gazzola and/or Gazzola France do not have any employee other than the employees listed in Section 6.34 of the Seller's Disclosure Schedule. Also, the Seller represents that Pastificio Gazzola and/or Gazzola France has not entered into services contracts with co-operative companies, which supply employees for porterage, cleaning-up and aid to the production.

     (c) Pastificio Gazzola and/or Gazzola France are in compliance with all Laws and the applicable collective labor agreements respecting employment and employment practices, terms and conditions of employment and all rules applicable thereto, and laws and regulations concerning health and safety in the workplace. Pastificio Gazzola and/or Gazzola France have not engaged in anti-union practices.

     (d) There is no labor strike, dispute with the generality of the employees, slowdown or stoppage actually pending or involving or threatened against Pastificio Gazzola or Gazzola France with respect to the Business or any part thereof. No employment related complaint or grievance exists which might have a material adverse effect upon Pastificio Gazzola or Gazzola France or the conduct of the Business or any part thereof.

     (e) Save as disclosed in Section 6.34 of the Seller's Disclosure Schedule, Pastificio Gazzola and Gazzola France is not bound by any collective bargaining or similar agreement nor any of such agreements is currently being negotiated.

     (f) No employee of Pastificio Gazzola and Gazzola France has any agreement with a notice required to terminate his/her employment other than such as results by the Law.

     (g) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued in the Books and Records.

     (h) The employees of Pastificio Gazzola and Gazzola France are not entitled to any integrative pension and health care plans in addition to the mandatory ones provided for by the applicable Laws, except as set forth in Section 6.34 of the Seller's Disclosure Schedules.

     G) ENVIRONMENTAL MATTERS

     6.35 Environmental Matters.

     (a) Each of Pastificio Gazzola and/or Gazzola France has been and is in material compliance with all applicable State, municipal and local laws, statutes, ordinances and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances ("Polluting Substances").

     (b) Pastificio Gazzola and/or Gazzola France, respectively, have obtained all Authorizations, certificates and registrations under Environmental Laws (the "Environmental Permits") required for the operation of the Business and each part thereof and are listed in Section 6.35 of the Seller's Disclosure Schedule. Each Environmental Permit is valid, effective and in good standing and shall not be adversely affected by the entering into of this Agreement and the consummation of the transactions contemplated in this Agreement; neither Pastificio Gazzola nor Gazzola France is in default or breach of any Environmental Permit and no proceeding is pending or threatened, to revoke or limit any Environmental Permit.

     (c) Neither Pastificio Gazzola nor Gazzola France has used or permitted to be used, except in compliance with all Environmental Laws, any of its respective property (including the leased properties) or facilities or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Polluting Substance.

     (d) Neither Pastificio Gazzola nor Gazzola France has received any notice of, nor have they been prosecuted for, an offense alleging non-compliance with any Environmental Laws. There are no orders or directions relating to environmental matters requiring any work, repairs, construction, capital expenditures or other corrective actions or to pay any amount of settlement, compensation or indemnity for damages to the environment with respect to the Business or any part thereof or any property of Pastificio Gazzola or Gazzola France, nor has Pastificio Gazzola, Gazzola France or the Seller received notice of any of the same.

     (e) Neither Pastificio Gazzola nor Gazzola France has caused or permitted the release, in any manner whatsoever, of any Polluting Substance on or from, respectively, any of the properties of Pastificio Gazzola and/or Gazzola France (including any of the leased properties) or assets or any property or facility that were previously owned or leased by Pastificio Gazzola and/or Gazzola France or any such release on or from a facility owned or operated by other Persons for which Pastificio Gazzola and/or Gazzola France are or may reasonably be alleged to be liable. All Polluting Substances and all other wastes and other materials and substances used in whole or in part by Pastificio Gazzola or Gazzola France or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws.

     (f) Neither Pastificio Gazzola nor Gazzola France has carried out any activity which may cause drainage or restoration in pristino activities, on public or private areas, ordered by the competent Authorities on the basis of the Environmental Laws, and provided for as an obligation of the responsible of pollution.

     (g) There are no environmental audits, evaluations, assessments or studies relating to Pastificio Gazzola, Gazzola France or the Business (or any part thereof) in the possession of or known to Pastificio Gazzola, Gazzola France or the Seller which have not been delivered or fully disclosed to the Purchaser in writing as of the date of this Agreement.

     H) PRODUCT LIABILITY

     6.36 Product Liability.

     (a) The Seller undertakes to assume any and all liabilities for damages to third parties for which the Purchaser, Pastificio Gazzola and/or Gazzola France may become liable pursuant to the Presidential Decree
          n. 224, of May 24, 1988, with respect to the products manufactured, sold or purchased prior to the Closing.

     (b) All Products satisfied, and are in compliance with, the requirements of the current Italian and EU regulations applicable to their manufacture, packaging, labeling, marketing and use.

     (c)  Except for (i) warranties that are mandatory or implied under Law, and
          (ii) written warranties made in contracts with customers, all of which are identified in Section 6.36 of the Seller's Disclosure Schedule, Pastificio Gazzola and/or Gazzola France have never given any additional warranties for its Products.

     I) MISCELLANEOUS MATTERS

     6.37 Full Disclosure. Neither this Agreement nor any document to be delivered pursuant to this Agreement by the Seller, or any certificate, report, statement or other document furnished by the Seller, Pastificio Gazzola and/or Gazzola France in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Seller, Pastificio Gazzola and/or Gazzola France that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, properties or conditions (financial or otherwise) of Pastificio Gazzola and/or Gazzola France.

     6.38 No Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Seller or on behalf of the Purchaser in such a manner as to give rise to any valid claim against the Purchaser or the Seller, as case may be, for any brokerage or finder's commission, fee or similar compensation.

     6.39 Survival of Representations and Warranties. The representations and warranties made in this Agreement its Enclosures, attachments and Exhibits shall survive the Closing until the expiration of the terms set forth in
     Section 10.3 below and shall be true and correct as of the Closing.

                                    ARTICLE 7
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser makes the following representations and warranties and acknowledges that the Seller is relying upon such representations and warranties in connection with the sale of the Shares.

     7.1 Due Incorporation; Authorization.

     (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Italy and has full corporate power and authority to conduct its business as it is actually conducted, to enter into this Agreement and to carry out the transactions contemplated herein.

     (b) The entering into this Agreement and the performance of the obligations contemplated herein shall not violate (i) any law or regulation applicable to the Purchaser or any provision contained in the By-laws of the Purchaser; or (ii) any undertaking or contractual provision to which the Purchaser is a party or by which the Purchaser is bound.

     (c) The Purchaser has taken all the resolutions and other corporate or other requisite actions necessary to grant the signatories of this Agreement the appropriate powers to execute, deliver and perform all the obligations of the Purchaser provided in this Agreement and to make such provisions binding and enforceable on the Purchaser.

                                    ARTICLE 8
                    NATURE OF REPRESENTATIONS AND WARRANTIES

     8.1 Independent Obligations. The Seller and the Purchaser acknowledge and agree that (i) the representations and warranties of the Seller contained in this Agreement are autonomous and independent obligations and (ii) any right or remedy of the Purchaser, however arising under this Agreement in connection with any misrepresentation of facts or breach of any warranty, shall not be subject to the statute of limitation periods and restrictions provided under Article 1495 of the Civil Code, since such representations and warranties are not a mere extension of the seller's guarantees set forth by the Civil Code, being, as specified under (i) above, autonomous and independent obligations.

                                    ARTICLE 9
                                 OTHER COVENANTS

     9.1 Dividends. The Parties hereby agree that any dividend that the shareholders' meeting of Pastificio Gazzola and Gazzola France might decide to pay to the shareholders of Pastificio Gazzola and Gazzola France following the date of this Agreement shall be exclusively for the benefit of the Purchaser, even if the dividends to be distributed relate to previous fiscal years.

     9.2 Public Announcements. The Parties hereby agree that after the execution of the Agreement Spigadoro Inc. will make a public announcement relating to the terms and conditions of this Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 Indemnification by the Seller.

     10.1.1 General. From and after the Closing, the Seller agrees to indemnify and hold harmless the Purchaser from all Losses or other events directly or indirectly having a negative economic or financial impact to the detriment of the Purchaser, Pastificio Gazzola and Gazzola France, as a result of, or arising directly or indirectly out of, or in connection with: a) any default to or breach of any obligation or covenant assumed by the Seller pursuant to this Agreement or to any other document related hereto, b) any breach or inaccuracy of any of the representations and warranties contained in this Agreement or in any other document related hereto or c) all debts, liabilities, supervening liabilities and other liabilities of any nature (whether accrued, absolute, contingent or otherwise) of Pastificio Gazzola and/or Gazzola France, arising out of circumstances occurred prior to the Closing, even if not accounted for in the Financial Statements or, if accounted for, limitedly to the amount exceeding the amount which was accounted for, and even if the Loss emerged after the Closing; d) any amount payable by Pastificio Gazzola and Gazzola France as a result of a negative outcome of any of the pending or threatened litigation disclosed in Section 6.19.1.

     It is agreed that no payment shall be made by the Seller to the Purchaser unless and until the indemnification amount due under the preceding paragraph exceeds ITL. 500,000,000 and in such case only for the amount exceeding ITL. 500,000,000.

     Furthermore it is agreed that the Seller shall not be obliged to pay any indemnity under this Article 10 for any liabilities against the Indemnified Party (as defined below) or Pastificio Gazzola or Gazzola France arising from any fact or act which has been disclosed in the Seller's Disclosure Schedules except for any amount payable by Pastificio Gazzola and Gazzola France as a result of a negative outcome of any of the pending or threatened litigation disclosed in Section 6.19.1.

     It is agreed that the payment of the amount, if any, due from the Seller in connection with the fulfillment of the indemnification obligation above described, shall be made by same to the Purchaser or, on indication in writing of the Purchaser, to Pastificio Gazzola and/or Gazzola France (with the same satisfactory effect for the Seller).

     10.1.2 Indemnification cap. It is agreed that the maximum potential liability of the Seller and the Guarantor as indemnification is in the aggregate ITL. 5,000,000,000 except for Taxes, Social Security and Health Contributions for which no cap will be applied.

     10.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller from all Losses suffered or incurred by the Seller as a result of, or arising directly or indirectly out of, or in connection with:

     (a) any breach by the Purchaser or any inaccuracy of any Purchaser's representation or warranty contained in this Agreement or in any other document related hereto;

     (b) any breach or non-performance by the Purchaser of any covenant or obligation to be performed by it that is contained in this Agreement or in any other document related hereto.

     10.3 Duration of the indemnification obligations of the Seller. The indemnification obligations hereto shall apply only to Claims of Indemnity, as defined below, of which the Seller, has received written notice prior to the expiration of the second anniversary of the Closing except for Claims of Indemnity relating to Section 6.33 of this Agreement for which written notice must be received by the Seller prior to the expiration of applicable statute of limitation and for any Claims of Indemnity arising from letter
     (d) of the first paragraph of Section 10.1.1 (pending or threatened litigation) for which the Claims of Indemnity shall be received by the Seller within one year from the day on which said amounts became finally due.

     10.4 Procedure for Indemnification

     10.4.1 Claim of Indemnity. In the event that a Party (hereinafter, the "Indemnified Party") shall become aware of any claim, proceeding or other matter

     (hereinafter, a "Claim of Indemnity") in respect of which another Party (hereinafter, the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim of Indemnity arises as a result of a third party claim against the Indemnified Party or Pastificio Gazzola or Gazzola France (hereinafter, a "Third Party Claim") or whether the Claim of Indemnity does not so arise (hereinafter, a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim of Indemnity and the amount of the Claim of Indemnity, if known, together with copy of any relevant documents to the extent available.

     10.4.2 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party by the Indemnifying Party, of a Claim of Indemnity, if both Parties agree at or prior to the expiration of a 20 day period after receipt by the Indemnifying Party of a Claim of Indemnity (or any mutually agreed upon extension thereof) to the validity and amount of such Claim of Indemnity, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed amount of the Claim of Indemnity, failing which the Indemnified Party may litigate the dispute in arbitration under Article 12 hereof.

     10.4.3 Third Party Claim. With respect to any Third Party Claim, the following procedure shall apply. Promptly after receipt by an Indemnified Party of notice of an action arising from a Third Party Claim such Indemnified Party shall, if a claim in respect thereof is to be made against Indemnifying Party give notice to the Indemnifying Party of such action, but the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with its counsel and, after notice from the Indemnifying Party to such Indemnified Party, of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof. If Indemnifying Party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnifying Party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission or any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party or (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) the

     Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

     10.5 Method to calculate the Indemnification. For the purposes of this
     Section 10 the liability of the Indemnifying Party shall be net of any tax benefit effectively realized by the Indemnified Party in connection with the Indemnified Loss.

     10.6 Payment of Amounts. Payments of all amounts owed by the Indemnifying Party pursuant to this Article 10 shall be timely made, when they become due.

10.7 No Waiver. No investigations or due diligence made by or on behalf of the Purchaser, pursuant to this Agreement or otherwise, will have the effect of waiving, diminishing the scope of, or otherwise affecting any representations, warranties, covenants or indemnities made in this Agreement, nor will such investigations impair any remedy available to the Purchaser pursuant to the applicable Law.

                                   ARTICLE 11
                    TERMINATION OF THIS AGREEMENT AND PENALTY

     11.1 Termination of this Agreement and Penalty. (a) If any of the two conditions precedent provided by Section 4.1 hereof or any obligation or covenant of the Seller to be performed at or prior to Closing as provided by Article 3, shall not have been occurred or performed or fulfilled in any material respect by such time by the Seller, the Purchaser may terminate this Agreement by notice in writing to the Seller, and the Seller shall immediately return to the Purchaser the down payment of ITL. 5,000,000,000 provided by
            Article 2.2 and shall immediately pay to the Purchaser an additional amount of ITL. 5,000,000,000 as penalty. The re-payment of the down payment is secured with the first demand bank guarantee provided by
            Section 2.2 hereof and attached hereto as Enclosure 1; (b) if any of the conditions precedent provided by Sections 4.2, 4.3 and 4.4 hereof shall not have been occurred or performed or fulfilled in any material respect by such time by the Seller, the Purchaser may terminate this Agreement by notice in writing to the Seller and the Seller shall immediately return to the Purchaser the down payment of ITL. 5,000,000,000 provided by Section 2.2 , without the payment of any penalty. The re-payment of the down payment is secured with the first demand bank guarantee provided by Section 2.2 hereof and attached hereto as Enclosure 1; (c) if any obligation or covenant of the Purchaser to be performed at or prior to Closing as provided by
            Article 3 shall not have been performed or fulfilled in any material respect by such time by the Purchaser, the Seller will be entitled to definitively hold the down payment of ITL. 5,000,000,000 as penalty and the Seller may terminate this Agreement by notice in writing to the Purchaser.

                                   ARTICLE 12
                                    GUARANTEE

     The Guarantor hereby jointly and severally with the Seller guarantees all the obligations, representations, warranties and covenants of the Seller prior to, from and after the Closing under this Agreement. The indemnification clause provided for in Article 10 and in particular,
     Section 10.1.2 of this Agreement shall apply to the guarantee of the Guarantor.

                                   ARTICLE 13
                                   ARBITRATION

     13.1 Resolution of disputes. Any and all disputes arising out of or in connection with this Agreement shall be finally settled by three arbitrators under the Rules of National Arbitration of the Italian Arbitration Association - Associazione Italiana per l'Arbitrato ("AIA Rules"), in force at the time the dispute has arisen.

     13.2 Selection of Arbitrators. Each Party shall appoint one arbitrator and the third arbitrator, which will act as President of the Arbitration Panel, will be appointed by mutual consent by the two arbitrators appointed by the Parties. If the two arbitrators appointed by the Parties will not appoint the third arbitrator within 30 days from the date of appointment of the last of the arbitrators, the President shall be directly appointed by the AIA Court. If the appointment of an arbitrator is not effected within the terms provided for by the AIA Rules, the arbitrator shall be appointed by the AIA Court. The Seller and the Guarantor shall be deemed as one party for the purpose of this clause and accordingly they shall be entitled to appoint only one of the three arbitrators.

     13.3 Place of Arbitration and Language. The arbitration will take place in Milan, in the English language.

     13.4 Costs of Arbitration. The cost of the arbitration will be assessed by the arbitrators who will be required to make such cost allocation with respect to any award issued.

     13.5 Formal Arbitration (Arbitrato Rituale). The arbitrators shall decide the dispute according to Italian substantive and procedural law (articles 806 and following of Italian Code of Civil Procedure) and the arbitral award will be binding upon the Parties.

                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1 Notices. (1) Any notice or other communication to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax, or sent by international courier service or registered mail, to the following addresses:

     If to the Seller:

     Starfood Italia S.r.l.
     Via Cuneo 23
     Mondovi (Cuneo)
     Fax: 0171.646260

     With copy to:

     Avv. Luca Fossati
     Via Boito 8
     20123 Milano
     Fax: 02.72157224

     If to the Purchaser:

     Petrini S.p.A.
     Via IV Novembre 2/A
     Bastia Umbria (Perugia)
     Fax: 075.8009349

     With copy to:

     Avv. Mario Amoroso
     Via delle Quattro Fontane 20
     00184 Roma
     Fax: 06.4871101

     If to the Guarantor:
     Dino Gazzola
     Corso Garibaldi 4
     Cuneo
     Fax: 0171.646260

     (2) Any such notice or other communication shall be deemed to have been given upon its actual receipt by the addressee.

     (3) Any Party may at any time change its address for notices by giving notice to the other Party in accordance with this Section 13.1.

     14.2 Expenses. All the costs sustained by each Party in connection with the preparation and execution of this Agreement (including the consultants) shall be exclusively borne by such Party. Any cost and expense (including the notarial fees) to be borne in connection with the transfer of the Shares and the Remaining Participation shall be borne by the Purchaser.

     14.3 Assignment, No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and assigns, and such successors and permitted assigns shall have the benefit of the Indemnifications set forth in Section 10 hereof.

     14.4 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Italy.

     14.5 Integration. This Agreement, together with the Schedules hereto and the other documents contemplated herein, constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof.

     14.6 Further Actions. Each party shall sign any further document and fulfill any further obligation and do all such other acts and things as the other Party may reasonably request, in order to give full effect and implementation to this Agreement.

     14.7 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on the Party against which such amendment or waiver is claimed, unless consented to in writing by same. The waiver of any provision of this Agreement shall not constitute a waiver of any other provision, failing an express statement to such effect.

     14.8 Language. This Agreement shall be executed in the English language.

     14.9 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

     /s/ Carlo Petrini          /s/ Dino Gazzola                /s/ Dino Gazzola
     -----------------          ----------------------          ----------------
     Petrini S.p.A.             Starfood Italia S.r.l.          Dino Gazzola

     By: Carlo Petrini          By: Dino Gazzola